Exhibit 99.1

For release: December 20, 2006, 6:00 am EST	Contact:	Mark Rittenbaum 503-684-7553
Greenbrier provides earnings outlook for first quarter
     Lake Oswego, Oregon, December 20, 2006 — The Greenbrier Companies [NYSE:GBX] announced today that earnings for its first fiscal quarter ended November 30, 2006 will fall below expectations, due principally to weaker than anticipated results in the Company’s North American new railcar manufacturing units. The Company expects to report operating earnings for its first fiscal quarter ended November 30, 2006 of $.10 to $.13 per diluted share. Greenbrier plans to release its first quarter results on January 9, 2007.
     New railcar manufacturing margins and results for the quarter were adversely impacted by production difficulties and inefficiencies on the introduction of certain conventional railcar types. The results for the quarter also include a write-off of unamortized loan fees of $.04 per diluted share and foreign exchange losses, a non cash item, of $.03 per diluted share. The loan fee write-off occurred as the Company refinanced its North American revolving credit facility during the quarter with a new $300 million, five-year facility.
     A number of other factors adversely impacted results for the quarter, including: (i) lower than anticipated gains on equipment sales, (ii) a delay in the timing of revenue recognition on a marine barge order, and (iii) a lesser number of business days included in actual first quarter results from the Meridian Rail Services and RailCar America acquisitions than previously anticipated.
     As previously disclosed, during the first quarter, Greenbrier lowered its double-stack intermodal railcar production rates and produced a higher mix of conventional railcars. This shift in mix was the result of weaker near term demand for double-stack railcars. Some production of double-stack railcars during the first two quarters is anticipated to be sold later in the year.
     No conference call is planned for this announcement. Greenbrier will reconsider earnings guidance for the year, as a result of events in the first quarter and outlook for the remainder of the year. It does not expect to meet earnings of $3.10 to $3.40 per diluted share provided in earlier guidance for the year issued on October 31, 2006.

     The Company plans to release its first quarter earnings on Tuesday, January 9, 2007 and to hold an analysts call open to the public at 7:30 AM PST to discuss the quarter and general outlook for the year.
     The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its manufacturing facilities in the U.S., Canada, and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 30 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 10,000 railcars, and performs management services for approximately 135,000 railcars.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the headings “Risk Factors” on page 8 of Part I , Item 1a and “Forward Looking Statements” on page 25 of Part II of our Annual Report on Form 10-K for the fiscal year ended August 31, 2006 . Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.